Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Avenue Therapeutics, Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 6, 2017, except for Note 11 which is as of June 22, 2017, relating to the financial statements of Avenue Therapeutics, Inc., which is contained in that prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

 We also consent to the reference to us under the caption “Experts” in the Prospectus.

 /s/BDO USA, LLP

Boston, Massachusetts

June 22, 2017